Exhibit 10.23

Super Micro Computer, Inc. Director Compensation Policy

The Super Micro Computer, Inc. (the “Company”) Board of Directors (the “Board”) compensation policy provides the following compensation components for non-employee directors’ service as Board members, participation at Board meetings, and service on Board committees:

1.	Cash

•	Annual retainer fee of $40,000 per director, payable quarterly at the end of each quarter

•	Reimbursement for reasonable expenses for attendance at Board and committee meetings

•

Annual committee fee of $25,000 for chairperson of the Audit Committee, and $5,000 for each of the chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee, payable quarterly at the end of each quarter

•	Annual committee fee of $2,500 per director serving on a committee, payable quarterly at the end of each quarter

Fees will be proportionally reduced for any director who does not serve in any capacity for the full year.

2.	Stock Options

•	Initial Options:

o	Initial stock option grants of 18,000 shares per director on appointment or election

o	Initial stock option grants of 12,000 shares for chairperson of Audit Committee on appointment, and 2,000 shares for each of the chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee on appointment

•

Annual Options: immediately after each of the Company’s regularly scheduled annual meeting of stockholders, automatic option grants of (i) 4,500 shares to all non-employee directors, (ii) 3,000 shares to chairperson of the Audit Committee, and (iii) 500 shares to each of the chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee

Each of the initial options will vest and become exercisable over 4 years, with the first 25% of the shares subject to each such option vesting on the first anniversary of the date of grant and the remainder vesting quarterly thereafter. Each of the annual options will vest and become exercisable on the first anniversary of the date of grant or immediately prior to the Company’s next annual meeting of stockholders, if earlier, subject to the director’s continuous service. Options granted to non-employee directors shall have an exercise price equal to the closing price of the Company’s common stock on the date of grant, and will become fully vested in the event of a change of control of the Company. Such options have a term of 10 years.